Exhibit 12

M.D.C. HOLDINGS, INC.

RATIO OF (LOSS) EARNINGS TO FIXED CHARGES

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
(dollars in 000's)	2011	2010	2011	2010	2010	2009	2008	2007	2006
Earnings (loss)	$(5,833)	$5,099	$(31,882)	$13,562	$(3,916)	$(28,481)	$(299,317)	$(688,767)	$405,396

Fixed charges	$34,049	$19,294	$72,119	$56,967	$76,792	$67,954	$68,570	$12,738	$22,774

Earnings loss to fixed charges	$(0.17)	$0.26	$(0.44)	$0.24	$(0.05)	$(0.42)	$(4.37)	$(54.07)	$17.80

(Loss) Earnings:

Pretax (loss) earnings from continuing operations	$(34,189)	$(10,594)	$(87,696)	$(35,535)	$(70,601)	$(107,335)	$(382,135)	$(756,464)	$333,137

Add: fixed charges	34,049	19,482	72,119	56,967	76,792	67,954	68,570	12,738	22,774
Less: capitalized interest	(10,833)	(9,370)	(31,102)	(24,855)	(33,919)	(19,810)	(39,852)	0	0
Add: amortization of previously capitalized interest	5,140	5,581	14,797	16,985	23,812	30,710	54,100	54,959	49,485

Total earnings (loss)	$(5,833)	$5,099	$(31,882)	$13,562	$(3,916)	$(28,481)	$(299,317)	$(688,767)	$405,396

Fixed Charges:

Capitalized interest	$10,833	$9,370	$31,102	$24,855	$33,919	$19,810	$39,852	$—	$—
Interest expense	3,695	9,000	19,819	28,810	38,623	38,582	18,318	1,581	8,816
Loss on extinguishment of debt	18,559	0	18,559	—	—	—	—	—	—
Interest component of rent expense	760	688	2,024	2,187	2,898	3,257	4,362	7,109	9,852
Amortization and expensing of debt expenses	202	424	615	1,115	1,352	6,305	6,038	4,048	4,106

Total fixed charges	$34,049	$19,482	$72,119	$56,967	$76,792	$67,954	$68,570	$12,738	$22,774

In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense, mortgage lending interest expense, interest component of rent expense, amortization and expensing of debt expenses and capitalized interest. Earnings are computed by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest during the period to (loss) earnings before income taxes. For the three and nine months ended September 30, 2011, the Company generated losses which exceeded fixed charges of $34.0 million and $72.1 million, respectively. For the years ended December 31, 2010, 2009, 2008 and 2007, the Company generated losses which exceeded fixed charges of $76.8 million, $68.0 million, $68.6 million and $70.3 million, respectively.